Exhibit 10.9

October 6, 2011

Via Email Only

Mr. Robert D. Kelly

[Address]

Dear Bob:

I am personally and professionally pleased to confirm an offer of employment for you to join SolarCity (the “Company”) as its Chief Financial Officer reporting directly to me. In this capacity, you will be a member of SolarCity’s Executive Team. Your employment start date with SolarCity will be October 17, 2011 and you will work out of our Headquarters office in San Mateo, CA. The following information will outline your compensation, benefits and responsibilities as a new member of the SolarCity Executive Team.

Position & Responsibilities: As the Chief Financial Officer, you will render exclusive and full-time services to the Company, and you will use your best efforts, skill, and abilities to promote the Company’s interests. We encourage you to participate in the development of all aspects of SolarCity, fostering a spirit of teamwork, professionalism, high energy, and fun.

Compensation and Benefits: If you decide to join us, you will receive or be eligible to receive the following cash compensation prorated to your start date:

(i)

a bi-weekly salary of ten thousand eight hundred eighty four dollars and sixty two cents ($10,384.62) which would represent $270,000 dollars on an annualized basis, and will be paid in accordance with the Company’s normal payroll procedures;

an annual bonus of one hundred fifty thousand dollars ($150,000), earned upon achievement of goals and objectives which will be mutually agreed upon within 60 days following your start date and each year thereafter, between you and the CEO. Such bonus shall be earned and payable within sixty (60) days of the end of each calendar year. Such bonus shall be prorated based on your start date for calendar year 2011.

Stock Options: In addition, if you decide to join the Company, it will be recommended at a meeting of the Company’s Board of Directors at a time following your employment start date, that the Company grant you options to purchase the Company’s shares as follows:

(i)

one hundred sixty six thousand and seven (166,007) shares of the Company’s Common Stock (which represents .5% of the total outstanding shares of the Company’s Stock) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors but no later than November 2011 so long as your employment starts prior to October 31, 2011. The

3055 Clearview Way San Mateo, California 94402 Fax 650.472.9090    www.solarcity.com

Company makes no prior commitment or estimate of what the Stock Option price will be at the time of grant since the Fair Market Value of the option may increase significantly from the time of your employment start date until the Board approves the Option Grant. Twenty five percent (25%) of the shares subject to the option shall vest twelve (12) months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and the Stock Option Agreement we will execute, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

(ii)

one hundred sixty six thousand and seven (166,007) shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. One fifth (1/5) of these shares (33,201 shares) shall be fully vested upon the achievement of the Closing (as defined below) of each aggregate of $2 Billion in capital (including debt on project funds, tax equity, corporate equity and corporate debt, etc.) raised by the Company during your employment, up to a maximum of $10 Billion. Closing shall be defined as the date in which all documents are fully executed by all parties and the transfer of proceeds to the Company has been completed. Capital excludes any and all revenue generated by the Company in its normal course of business.

As an employee, you will also be eligible to receive certain employee benefits including Paid Time Off, prorated per our policies; specifically, vacation will accrue at a two (2) week rate during your first year of employment. Beginning your second year of employment, vacation will continue to accrue at a three (3) week rate. The details of our benefits plans shall be provided to you upon your start date or earlier if you wish. Medical, dental and vision benefits begin the first of the month following 30 days of employment. You should note that the Company may modify job titles, salaries and benefits from time to time, as it deems necessary.

We are excited about your joining and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice; provided however, that if the Company terminates your employment without cause, in addition to all salary earned to the date of termination, it shall pay you a pro-rata share of your earned annual commissions and bonus. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company will pay for any administrative or hearing fees charged by the arbitrator except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.

To accept the Company’s offer, please sign and date this letter in the space provided below and fax a copy of this letter to (650) 560-6560 (Linda’s private fax).

We look forward to a happy, supportive and mutually beneficial relationship with you. We hope that you will grow and prosper with us, and that you are as excited about joining SolarCity as we are at having the opportunity to work with you. We look forward to your favorable reply.

Sincerely,

/s/ Lyndon Rive

Lyndon Rive

CEO

Agreed to and accepted:

Signature: /s/ Robert D. Kelly

Printed Name: Robert D. Kelly

Date: 10/9/11